EXHIBIT 99.1

Access Pharmaceuticals, Inc.

ACCESS NEWS

Access Pharmaceuticals Signs US License Agreement With AMAG Pharmaceuticals For MuGard

DALLAS and NEW YORK, June 10, 2013 /PRNewswire/ -- ACCESS PHARMACEUTICALS, INC. (OTCBB: ACCP), an emerging biopharmaceutical company, today announced that it had entered into an exclusive license agreement with AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) related to the commercialization of MuGard™ in the US and its territories.  Under the terms of the license agreement, Access will receive an upfront licensing fee of $3.3 million and a tiered, double digit royalty on net sales of MuGard in the licensed territories.  AMAG will also purchase existing MuGard inventory from Access.  MuGard is an oral mucoadhesive that is designed to manage oral mucositis by forming a protective hydrogel coating over the oral mucosa to shield the membranes of the mouth and tongue. Oral mucositis is a common side effect of cancer treatments, with approximately 400,000 patients developing the condition each year.

"I am pleased to announce this license agreement with AMAG Pharmaceuticals, as we believe that expansion of reach is critical to the commercial success of MuGard," said Jeffrey B. Davis, President and CEO of Access Pharmaceuticals, Inc. "AMAG's domestic presence, resources, and strategic emphasis on expansion of product offerings in complementary therapeutic areas, makes them ideally suited to enhance MuGard commercialization MuGard here in the US."

"Oral mucositis can be a frequent and problematic side effect of both chemotherapy and radiation therapy for cancer patients," said Greg Madison, chief commercial officer of AMAG. "We believe that MuGard could become a category leader in the hands of our skilled sales force and that our experienced commercial team, our relationships with hematology/oncology practices and our partnerships with key group purchasing organizations can help drive significant growth of this brand."

About MuGard

MuGard™ Mucoadhesive Oral Wound Rinse is indicated for the management of oral mucositis/stomatitis (that may be caused by radiotherapy and/or chemotherapy) and all types of oral wounds (mouth sores and injuries), including aphthous ulcers/canker sores and traumatic ulcers, such as those caused by oral surgery or ill-fitting dentures or braces.

About Access:

Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes proprietary products for the treatment and supportive care of cancer patients.  Access markets MuGard™ (www.MuGard.com), a prescription oral rinse for the management of mucositis and is developing multiple products, including ProLindac™, an investigational DACH platinum drug.  The Company also has other advanced drug delivery technologies including CobaCyte™-mediated targeted delivery and CobOral-oral drug delivery, its proprietary nanopolymer delivery technology based on the natural vitamin B12 uptake mechanism.  For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: our cash burn rate, clinical trial plans and timelines and clinical results for ProLindac, MuGard and Cobalamin, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to Access' need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in Access' Annual Reports on Form 10-K and other reports filed by Access with the Securities and Exchange Commission.

Company and Media Contact:
Christine Berni
Director of Investor Relations
Access Pharmaceuticals, Inc.
(212) 786-6208